Exhibit 99

FOR IMMEDIATE RELEASE

Mar. 19, 2025

General Mills Reports Fiscal 2025 Third-quarter Results

and Updates Full-year Outlook

Strong Holistic Margin Management Productivity Savings and Expected Incremental

Cost Efficiency Initiatives to Fuel Increased Growth Investment in Fiscal 2026

•

Third-quarter net sales of $4.8 billion were down 5 percent; organic net sales[1] were also down 5 percent, including approximately 4 points of headwinds from retailer inventory reductions and the expected reversal of certain second-quarter favorable timing items

•	Operating profit of $891 million was down 2 percent; adjusted operating profit of $801 million was down 13 percent in constant currency

•	Diluted earnings per share (EPS) of $1.12 were down 4 percent; adjusted diluted EPS of $1.00 was down 15 percent in constant currency

•	Company updates full-year fiscal 2025 outlook

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (Mar. 19, 2025) – General Mills, Inc. (NYSE: GIS) today reported results for its fiscal 2025 third quarter.

“Our third-quarter organic net sales finished below our expectations, driven largely by greater-than-expected retailer inventory headwinds and a slowdown in snacking categories,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “At the same time, we drove continued positive market share trends in Pet, Foodservice, and International as well as improvement in Pillsbury refrigerated dough and Totino’s hot snacks, two businesses where we made incremental investments last quarter and saw positive returns.

“We’re focused on improving our sales growth in fiscal 2026 by stepping up our investment in innovation, brand communication, and value for consumers,” Harmening continued. “We’ll fund that investment with another year of industry-leading HMM productivity, coupled with expected new cost-savings initiatives designed to further boost our efficiency and enable growth.”

Guided by its purpose to make food the world loves, General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

Third Quarter Results Summary

•

Net sales were down 5 percent to $4.8 billion, driven by lower pound volume and unfavorable foreign currency exchange. Organic net sales were also down 5 percent. Nielsen-measured retail sales were down 1 percent in the quarter across measured markets. The 4-point gap between organic net sales growth and retail sales growth primarily reflected headwinds from retailer inventory reductions and the expected reversal of certain second-quarter favorable timing items.

•

Gross margin was up 40 basis points to 33.9 percent of net sales, driven primarily by Holistic Margin Management (HMM) cost savings and favorable mark-to-market effects, partially offset by input cost inflation, unfavorable net price realization and mix, and supply chain deleverage. Adjusted gross margin was down 60 basis points to 33.4 percent of net sales, driven primarily by input cost inflation, unfavorable net price realization and mix, and supply chain deleverage, partially offset by HMM cost savings.

•

Operating profit of $891 million was down 2 percent, driven primarily by lower gross profit dollars and higher selling, general, and administrative (SG&A) expenses, partially offset by a divestiture gain. Operating profit margin of 18.4 percent was up 50 basis points. Adjusted operating profit of $801 million was down 13 percent in constant currency, driven by lower adjusted gross profit dollars. Adjusted operating profit margin was down 140 basis points to 16.5 percent.

•

Net earnings attributable to General Mills of $626 million were down 7 percent and diluted EPS was down 4 percent to $1.12, driven primarily by lower operating profit, higher net interest expense, and a higher effective tax rate, partially offset by lower net shares outstanding. Adjusted diluted EPS of $1.00 was down 15 percent in constant currency, driven primarily by lower adjusted operating profit, a higher adjusted effective tax rate, and higher net interest expense, partially offset by lower net shares outstanding.

Nine Month Results Summary

•	Net sales of $14.9 billion were down 1 percent due to unfavorable net price realization and mix. Organic net sales were also down 1 percent.

•

Gross margin was up 60 basis points to 35.2 percent of net sales, driven primarily by HMM cost savings, partially offset by input cost inflation. Adjusted gross margin was up 30 basis points to 35.1 percent of net sales, driven by HMM cost savings, partially offset by input cost inflation and unfavorable net price realization and mix.

•

Operating profit of $2.8 billion was up 6 percent, driven primarily by a goodwill impairment charge a year ago, a divestiture gain this year, and higher gross profit dollars, partially offset by higher SG&A expenses. Operating profit margin of 18.8 percent was up 130 basis points. Adjusted operating profit of $2.7 billion was down 3 percent in constant currency, driven by higher adjusted SG&A expenses and lower adjusted gross profit dollars. Adjusted operating profit margin was down 20 basis points to 18.3 percent.

•

Net earnings attributable to General Mills of $2.0 billion were up 3 percent and diluted EPS was up 7 percent to $3.57, driven primarily by higher operating profit and lower net shares outstanding, partially offset by a higher effective tax rate and higher net interest expense. Adjusted diluted EPS of $3.47 was down 1 percent in constant currency, driven primarily by lower adjusted operating profit, higher net interest expense, and a higher adjusted effective tax rate, partially offset by lower net shares outstanding.

Operating Segment Results

•

The following transactions impacted the comparability of year-to-date financial results between fiscal 2024 and fiscal 2025: the acquisition of the Edgard & Cooper pet food business in the fourth quarter of fiscal 2024, the acquisition of the North American Whitebridge Pet Brands business in the third quarter of fiscal 2025, and the divestiture of the Canada yogurt business in the third quarter of fiscal 2025.

•	Tables may not foot due to rounding.

Components of Fiscal 2025 Reported Net Sales Growth
Third Quarter	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
North America Retail	(6	) pts	(1	) pt	—		(7)%
North America Pet	(1	) pt	1	pt	—		Flat
North America Foodservice	(1	) pt	2	pts	—		1%
International	(1	) pt	2	pts	(5	) pts	(4)%

Total	(4	) pts	—		(1	) pt	(5)%

Nine Months
North America Retail	(3	) pts	1	pt	—		(3)%
North America Pet	3	pts	(2	) pts	—		1%
North America Foodservice	2	pts	2	pts	—		3%
International	4	pts	(2	) pts	(2	) pts	(1)%

Total	—		(1	) pt	—		(1)%

Components of Fiscal 2025 Organic Net Sales Growth
Third Quarter	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures		Reported Net Sales
North America Retail	(5	) pts	(1	) pt	(6)%	—		(1	) pt	(7)%
North America Pet	(3	) pts	(1	) pt	(5)%	—		5	pts	Flat
North America Foodservice	(1	) pt	2	pts	1%	—		—		1%
International	(4	) pts	—		(3)%	(5	) pts	4	pts	(4)%

Total	(4	) pts	(1	) pt	(5)%	(1	) pt	1	pt	(5)%

Nine Months
North America Retail	(3	) pts	—		(2)%	—		—		(3)%
North America Pet	3	pts	(3	) pts	Flat	—		2	pts	1%
North America Foodservice	2	pts	2	pts	3%	—		—		3%
International	2	pts	(4	) pts	(2)%	(2	) pts	4	pts	(1)%

Total	—		(1	) pt	(1)%	—		1	pt	(1)%

Fiscal 2025 Segment Operating Profit Growth
Third Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(14)%	(14)%
North America Pet	(20)%	(20)%
North America Foodservice	1%	1%
International	(1)%	(20)%

Total	(13)%	(13)%

Nine Months
North America Retail	(6)%	(6)%
North America Pet	6%	6%
North America Foodservice	15%	15%
International	(39)%	(50)%

Total	(5)%	(5)%

North America Retail Segment

Third-quarter net sales for General Mills’ North America Retail segment were down 7 percent to $3.0 billion, driven by lower pound volume and unfavorable net price realization and mix. The Canada yogurt divestiture reduced net sales by 1 percent. Organic net sales were down 6 percent. Nielsen-measured retail sales were down 2 percent in the quarter, with the 4-point gap to organic net sales growth driven primarily by a reduction in retailer inventory and the expected reversal of certain second-quarter favorable timing items. Expected improvements in retail sales and market share in Pillsbury refrigerated dough and Totino’s hot snacks in the third quarter were offset by a slowdown in other key U.S. snacking categories. Net sales were down 10 percent for the U.S. Morning Foods operating unit, due in part to the reversal of a retailer inventory build in the previous quarter. Net sales were down mid-single digits for U.S. Snacks and down low-single digits for U.S. Meals & Baking Solutions. Net sales were down double digits for Canada in constant currency, due primarily to the Canada yogurt divestiture. Segment operating profit of $648 million was down 14 percent as reported and in constant currency, driven primarily by lower volume, input cost inflation, and unfavorable net price realization and mix, partially offset by HMM cost savings.

Through nine months, North America Retail segment net sales were down 3 percent to $9.3 billion. Organic net sales were down 2 percent. Segment operating profit of $2.3 billion was down 6 percent as reported and in constant currency, driven primarily by input cost inflation, lower volume, and higher other supply chain costs, partially offset by HMM cost savings.

North America Pet Segment

Third-quarter net sales for the North America Pet segment totaled $624 million and essentially matched year-ago results, including a 5-point benefit from the North American Whitebridge Pet Brands acquisition. Organic net sales were down 5 percent. Organic net sales performance lagged all-channel retail sales results by roughly 5 points, primarily driven by a reduction in retailer inventory. Net sales in the quarter were up mid-single digits for wet pet food, up mid-single digits for pet treats, and down mid-single digits for dry pet food. Segment operating profit of $102 million was down 20 percent, driven by a double-digit increase in media investment as well as higher input costs.

Through nine months, North America Pet segment net sales were up 1 percent to $1.8 billion. Organic net sales essentially matched year-ago levels. Segment operating profit increased 6 percent to $361 million, driven by HMM cost savings and higher volume, partially offset by unfavorable net price realization and mix, a double-digit increase in media investment, and input cost inflation.

North America Foodservice Segment

Third-quarter net sales for the North America Foodservice segment were up 1 percent to $555 million. Organic net sales were also up 1 percent, with growth on cereal and breads, partially offset by a decline on bakery flour. While away-from-home industry sales slowed in the quarter, the segment continued to drive market share gains in K-12 schools, healthcare, and college and university channels. Segment operating profit increased 1 percent to $82 million, driven primarily by favorable net price realization and mix and HMM cost savings, partially offset by input cost inflation and higher other supply chain costs.

Through nine months, North America Foodservice net sales increased 3 percent to $1.7 billion. Organic net sales were also up 3 percent. Segment operating profit was up 15 percent to $272 million, driven primarily by favorable net price realization and mix.

International Segment

Third-quarter net sales for the International segment were down 4 percent to $651 million, including a 5-point headwind from unfavorable foreign currency exchange and a 4-point benefit from the Edgard & Cooper acquisition. Organic net sales were down 3 percent, driven primarily by declines in China and Brazil, partially offset by growth in distributor markets and Europe & Australia. Segment operating profit was down 1 percent to $18 million. Constant- currency segment operating profit was down 20 percent, driven primarily by unfavorable net price realization and mix and input cost inflation, partially offset by HMM cost savings.

Through nine months, International net sales were down 1 percent to $2.1 billion, including 2 points of unfavorable foreign currency exchange and a 4-point benefit from the Edgard & Cooper acquisition. Organic net sales were down 2 percent. Segment operating profit totaled $63 million versus $103 million a year ago, driven primarily by unfavorable net price realization and mix and input cost inflation, partially offset by HMM cost savings and lower other supply chain costs.

Joint Venture Summary

Third-quarter constant-currency net sales were down 1 percent for Cereal Partners Worldwide (CPW) and increased 10 percent for Häagen-Dazs Japan (HDJ). Combined after-tax earnings from joint ventures totaled $14 million compared to $18 million a year ago, driven by an asset impairment charge at CPW, partially offset by lower SG&A expenses and higher volume at HDJ. Through nine months, after-tax earnings from joint ventures totaled $64 million compared to $66 million a year ago.

Other Income Statement Items

Third-quarter unallocated corporate items totaled $56 million net expense in fiscal 2025 compared to $64 million net expense a year ago (please see Note 4 below for more information on these expenses). Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $50 million net expense this year compared to $66 million net expense a year ago.

Divestiture gain totaled $96 million in the third quarter related to the sale of the Canada yogurt business (please see Note 2 below for more information on this transaction). Restructuring, impairment, and other exit costs totaled $1 million of net recoveries in the third quarter compared to a $6 million net expense a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $136 million in the third quarter of fiscal 2025 compared to $122 million a year ago, driven primarily by higher average long-term debt levels. The effective tax rate in the quarter was 19.8 percent compared to 18.5 percent last year (please see Note 6 below for more information on our effective tax rate). The third-quarter adjusted effective tax rate was 21.0 percent compared to 18.4 percent a year ago, driven primarily by certain non-recurring discrete tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $2.3 billion through nine months of fiscal 2025 compared to $2.4 billion a year ago, driven primarily by changes in net earnings excluding impairment charges and divestiture gains. Capital investments totaled $405 million compared to $486 million a year ago. Dividends paid of $1.0 billion essentially matched year-ago levels. General Mills repurchased approximately 14 million shares of common stock through nine months of fiscal 2025 for a total of $902 million compared to $1.6 billion in share repurchases a year ago. Average diluted shares outstanding in the first nine months decreased 4 percent to 560 million.

Fiscal 2025 Outlook and Fiscal 2026 Cost Efficiency Initiatives

Third-quarter topline results finished below expectations, driven by retailer inventory headwinds in North America Retail and North America Pet, a slowdown in U.S. snacking categories, and softer demand in U.S. away-from-home food channels. The company expects macroeconomic uncertainty to continue to impact consumers in the fourth quarter. Its fourth-quarter plans include investments in consumer value, media support, and in-store visibility. In addition, the company plans to make investments in the fourth quarter in advance of significant fiscal 2026 new product launches. Based on these assumptions, General Mills updated its full-year fiscal 2025 financial targets²:

•	Organic net sales are now expected to be down 2 percent to down 1.5 percent, compared to the previous expectation of the lower end of the range of between flat and up 1 percent.

•

Adjusted operating profit and adjusted diluted EPS are now expected to be down 8 percent to down 7 percent in constant currency, compared to the previous ranges of between down 4 percent and down 2 percent in constant currency, reflecting lower net sales.

•	Free cash flow conversion is still expected to be at least 95 percent of adjusted after-tax earnings.

•

Due to continued uncertainty regarding the implementation dates and scope of potential U.S. import tariffs or retaliatory tariffs put in place by other countries, this guidance does not include any impact from new tariff actions in 2025.

With a sharp focus on accelerating organic sales growth in fiscal 2026, the company provided increased visibility to cost efficiency programs that will enable greater investment in innovation, brand support, and value for consumers. Its industry-leading Holistic Margin Management productivity program is expected to deliver at least 5 percent savings in cost of goods sold in fiscal 2026, which represents approximately $600 million in gross productivity savings. In addition, the company has commenced a review of expected cost-savings initiatives that target savings of at least $100 million in fiscal 2026. The company plans to share further details in the coming months as specific initiatives are determined.

² Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, March 19, 2025, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2025 Outlook and Fiscal 2026 Cost Efficiency Initiatives,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: imposed and threatened tariffs by the United States and its trading partners; disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, tariffs, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, the imposition of tariffs, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of critical accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations and tariffs; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 23, 2025	Feb. 25, 2024	% Change	Feb. 23, 2025	Feb. 25, 2024	% Change
Net sales	$4,842.2	$5,099.2	(5)%	$14,930.4	$15,143.3	(1)%
Cost of sales	3,203.1	3,391.8	(6)%	9,671.4	9,899.5	(2)%
Selling, general, and administrative expenses	844.4	790.9	7%	2,551.5	2,460.7	4%
Divestiture gain	(95.9)	—	NM	(95.9)	—	NM
Restructuring, impairment, and other exit (recoveries) costs	(0.8)	5.8	(114)%	2.6	130.6	(98)%

Operating profit	891.4	910.7	(2)%	2,800.8	2,652.5	6%
Benefit plan non-service income	(13.9)	(18.6)	(25)%	(41.6)	(55.7)	(25)%
Interest, net	136.3	121.7	12%	384.5	356.5	8%

Earnings before income taxes and after-tax earnings from joint ventures	769.0	807.6	(5)%	2,457.9	2,351.7	5%
Income taxes	152.4	149.3	2%	504.6	458.5	10%
After-tax earnings from joint ventures	14.4	18.0	(20)%	63.6	65.7	(3)%

Net earnings, including earnings attributable to noncontrolling interests	631.0	676.3	(7)%	2,016.9	1,958.9	3%
Net earnings attributable to noncontrolling interests	5.4	6.2	(13)%	15.7	19.8	(21)%

Net earnings attributable to General Mills	$625.6	$670.1	(7)%	$2,001.2	$1,939.1	3%

Earnings per share – basic	$1.14	$1.18	(3)%	$3.60	$3.35	7%

Earnings per share – diluted	$1.12	$1.17	(4)%	$3.57	$3.33	7%

	Quarter Ended			Nine-Month Period Ended
Comparisons as a % of net sales:	Feb. 23, 2025	Feb. 25, 2024	Basis Pt Change	Feb. 23, 2025	Feb. 25, 2024	Basis Pt Change
Gross margin	33.9%	33.5%	40	35.2%	34.6%	60
Selling, general, and administrative expenses	17.4%	15.5%	190	17.1%	16.2%	90
Operating profit	18.4%	17.9%	50	18.8%	17.5%	130
Net earnings attributable to General Mills	12.9%	13.1%	(20)	13.4%	12.8%	60

	Quarter Ended			Nine-Month Period Ended
Comparisons as a % of net sales excluding certain items affecting comparability (a):	Feb. 23, 2025	Feb. 25, 2024	Basis Pt Change	Feb. 23, 2025	Feb. 25, 2024	Basis Pt Change
Adjusted gross margin	33.4%	34.0%	(60)	35.1%	34.8%	30
Adjusted operating profit	16.5%	17.9%	(140)	18.3%	18.5%	(20)
Adjusted net earnings attributable to General Mills	11.4%	13.2%	(180)	13.0%	13.5%	(50)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 23, 2025	Feb. 25, 2024	% Change	Feb. 23, 2025	Feb. 25, 2024	% Change
Net sales:
North America Retail	$3,009.1	$3,242.1	(7)%	$9,347.2	$9,620.1	(3)%
International	651.3	680.1	(4)%	2,058.9	2,079.0	(1)%
North America Pet	623.7	624.5	Flat	1,795.6	1,773.7	1%
North America Foodservice	555.3	551.7	1%	1,721.5	1,669.7	3%

Total segment net sales	$4,839.4	$5,098.4	(5)%	$14,923.2	$15,142.5	(1)%

Corporate and other	2.8	0.8	NM	7.2	0.8	NM

Total net sales	$4,842.2	$5,099.2	(5)%	$14,930.4	$15,143.3	(1)%

Operating profit:
North America Retail	$648.1	$752.2	(14)%	$2,256.1	$2,410.3	(6)%
International	18.0	18.2	(1)%	62.7	102.8	(39)%
North America Pet	102.2	128.3	(20)%	360.9	342.0	6%
North America Foodservice	82.3	81.7	1%	272.3	236.3	15%

Total segment operating profit	$850.6	$980.4	(13)%	$2,952.0	$3,091.4	(5)%

Unallocated corporate items	55.9	63.9	(13)%	244.5	308.3	(21)%
Divestiture gain	(95.9)	—	NM	(95.9)	—	NM
Restructuring, impairment, and other exit (recoveries) costs	(0.8)	5.8	(114)%	2.6	130.6	(98)%

Operating profit	$891.4	$910.7	(2)%	$2,800.8	$2,652.5	6%

	Quarter Ended			Nine-Month Period Ended
	Feb. 23, 2025	Feb. 25, 2024	Basis Pt Change	Feb. 23, 2025	Feb. 25, 2024	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	21.5%	23.2%	(170)	24.1%	25.1%	(100)
International	2.8%	2.7%	10	3.0%	4.9%	(190)
North America Pet	16.4%	20.5%	(410)	20.1%	19.3%	80
North America Foodservice	14.8%	14.8%	Flat	15.8%	14.2%	160

Total segment operating profit	17.6%	19.2%	(160)	19.8%	20.4%	(60)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Feb. 23, 2025	Feb. 25, 2024	May 26, 2024
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$521.3	$588.6	$418.0
Receivables	1,791.0	1,771.1	1,696.2
Inventories	1,811.6	1,828.0	1,898.2
Prepaid expenses and other current assets	401.9	466.8	568.5
Assets held for sale	730.2	—	—

Total current assets	5,256.0	4,654.5	4,580.9
Land, buildings, and equipment	3,460.5	3,643.6	3,863.9
Goodwill	15,518.7	14,433.7	14,750.7
Other intangible assets	7,059.0	6,957.2	6,979.9
Other assets	1,412.0	1,171.5	1,294.5

Total assets	$32,706.2	$30,860.5	$31,469.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,692.3	$3,613.5	$3,987.8
Current portion of long-term debt	1,941.0	812.2	1,614.1
Notes payable	406.7	686.7	11.8
Other current liabilities	1,815.7	1,949.5	1,419.4
Liabilities held for sale	20.5	—	—

Total current liabilities	7,876.2	7,061.9	7,033.1
Long-term debt	11,839.6	11,015.1	11,304.2
Deferred income taxes	2,263.9	2,023.5	2,200.6
Other liabilities	1,213.9	1,068.7	1,283.5

Total liabilities	23,193.6	21,169.2	21,821.4

Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,194.9	1,210.3	1,227.0
Retained earnings	21,636.0	20,416.7	20,971.8
Common stock in treasury, at cost, shares of 207.1, 190.1, and 195.5	(11,168.8)	(9,968.4)	(10,357.9)
Accumulated other comprehensive loss	(2,474.4)	(2,297.3)	(2,519.7)

Total stockholders’ equity	9,263.2	9,436.8	9,396.7
Noncontrolling interests	249.4	254.5	251.8

Total equity	9,512.6	9,691.3	9,648.5

Total liabilities and equity	$32,706.2	$30,860.5	$31,469.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 23, 2025	Feb. 25, 2024
Cash Flows - Operating Activities
Net earnings, including earnings attributable to noncontrolling interests	$2,016.9	$1,958.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	403.4	412.2
After-tax earnings from joint ventures	(63.6)	(65.7)
Distributions of earnings from joint ventures	30.9	31.4
Stock-based compensation	67.1	76.7
Deferred income taxes	(13.5)	(85.5)
Pension and other postretirement benefit plan contributions	(23.0)	(20.0)
Pension and other postretirement benefit plan costs	(9.9)	(20.2)
Divestiture gain	(95.9)	—
Restructuring, impairment, and other exit (recoveries) costs	(3.4)	119.7
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	55.8	(9.6)
Other, net	(58.2)	41.0

Net cash provided by operating activities	2,306.6	2,438.9

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(405.1)	(485.6)
Acquisition, net of cash acquired	(1,417.3)	(25.5)
Proceeds from divestiture	241.8	—
Investments in affiliates, net	6.6	(1.5)
Proceeds from disposal of land, buildings, and equipment	1.0	0.2
Other, net	(5.6)	4.8

Net cash used by investing activities	(1,578.6)	(507.6)

Cash Flows - Financing Activities
Change in notes payable	397.0	654.5
Issuance of long-term debt	1,500.0	1,000.0
Payment of long-term debt	(500.0)	(900.0)
Proceeds from common stock issued on exercised options	38.4	11.1
Purchases of common stock for treasury	(901.9)	(1,601.6)
Dividends paid	(1,008.4)	(1,028.0)
Distributions to noncontrolling interest holders	(17.3)	(16.6)
Other, net	(117.5)	(47.0)

Net cash used by financing activities	(609.7)	(1,927.6)

Effect of exchange rate changes on cash and cash equivalents	(15.0)	(0.6)

Increase in cash and cash equivalents	103.3	3.1
Cash and cash equivalents - beginning of year	418.0	585.5

Cash and cash equivalents - end of period	$521.3	$588.6

Cash Flows from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(95.7)	$(83.8)
Inventories	59.5	347.8
Prepaid expenses and other current assets	139.6	269.4
Accounts payable	(136.7)	(543.7)
Other current liabilities	89.1	0.7

Changes in current assets and liabilities	$55.8	$(9.6)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

During the third quarter of fiscal 2025, we acquired NX Pet Holding, Inc., representing Whitebridge Pet Brands’ North American premium cat feeding and pet treating business, for a purchase price of $1 billion (Whitebridge Pet Brands acquisition). We financed the transaction with cash on hand. We consolidated Whitebridge Pet Brands into our Consolidated Balance Sheets and recorded goodwill of $1,087 million, an indefinite-lived intangible asset for the Tiki Pets brand totaling $289 million, and a finite-lived customer relationship asset of $31 million. The goodwill is included in the North America Pet segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the business and we are continuing our review of these items during the measurement period. If new information is obtained about facts and circumstances that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to current estimates of those items. The consolidated results are reported in our North America Pet operating segment on a one-month lag.

During the second quarter of fiscal 2025, we entered into definitive agreements to sell our North American yogurt businesses to affiliates of Groupe Lactalis S.A. (Lactalis) and Sodiaal International (Sodiaal) for approximately $2 billion. During the third quarter of fiscal 2025, we completed the sale of our Canada yogurt business to Sodiaal and recorded a pre-tax gain of $96 million. We expect to close the sale of our United States yogurt business to Lactalis in calendar year 2025, subject to regulatory approvals and other customary closing conditions. We have classified all assets and liabilities associated with our United States yogurt business as held for sale in our Consolidated Balance Sheets as of February 23, 2025.

During the fourth quarter of fiscal 2024, we acquired a pet food business in Europe for a purchase price of $434 million, net of cash acquired. During the first quarter of fiscal 2025, we paid $8 million related to a purchase price holdback after certain closing conditions were met. We financed the transaction with cash on hand. We consolidated the business into our Consolidated Balance Sheets and recorded goodwill of $318 million, an indefinite-lived brand intangible asset of $118 million, and a finite-lived customer relationship asset of $14 million. The goodwill is included in the International segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the business and we are continuing our review of these items during the measurement period. If new information is obtained about facts and circumstances that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to current estimates of those items. The consolidated results are reported in our International operating segment on a one-month lag beginning in fiscal 2025.

(3)	Restructuring and impairment (recoveries) charges and project-related costs are recorded in our Consolidated Statement of Earnings as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 23, 2025	Feb. 25, 2024	Feb. 23, 2025	Feb. 25, 2024
Restructuring, impairment, and other exit (recoveries) costs	$(0.8)	$5.8	$2.6	$130.6
Cost of sales	0.2	0.1	1.0	17.0

Total restructuring and impairment (recoveries) charges	$(0.6)	$5.9	$3.6	$147.6

Project-related costs classified in cost of sales	$0.2	$0.5	$0.4	$1.6

In the nine-month period ended February 23, 2025, we did not undertake any new restructuring actions. We recorded a $1 million net recovery of restructuring charges in the third quarter of fiscal 2025 and $4 million of restructuring charges in the nine-month period ended February 23, 2025, related to restructuring actions previously announced. We recorded $6 million of restructuring charges in the third quarter of fiscal 2024 and $30 million of restructuring charges in the nine-month period ended February 25, 2024, related to restructuring actions previously announced. We expect these actions to be completed by the end of fiscal 2026.

In the second quarter of fiscal 2024, we recorded a $117 million non-cash goodwill impairment charge related to our Latin America reporting unit.

(4)

Unallocated corporate expenses totaled $56 million in the third quarter of fiscal 2025, compared to $64 million in the same period in fiscal 2024. In the third quarter of fiscal 2025, we recorded a $23 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $26 million net increase in expense in the same period last year. In the third quarter of fiscal 2024, we recorded $31 million of net recoveries related to a voluntary recall on certain Häagen-Dazs ice cream products in fiscal 2023. In addition, we recorded $24 million of transaction costs related to the definitive agreements to sell our North American yogurt businesses in the third quarter of fiscal 2025. We also recorded $3 million of integration costs in the third quarter of fiscal 2025, related to the fiscal 2025 acquisition of Whitebridge Pet Brands and the fiscal 2024 acquisition of a pet food business in Europe. Certain compensation and benefit related expenses decreased in the third quarter of fiscal 2025, compared to the same period in fiscal 2024. In addition, we recorded $2 million of net losses related to valuation adjustments on certain corporate investments in the third quarter of fiscal 2025, compared to $3 million of net losses in the same quarter of fiscal 2024.

Unallocated corporate expenses totaled $244 million in the nine-month period ended February 23, 2025, compared to $308 million in the same period in fiscal 2024. In the nine-month period ended February 23, 2025, we recorded a $24 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $6 million net increase in expense in the same period last year. In addition, we recorded $33 million of transaction costs related to the definitive agreements to sell our North American yogurt businesses and the Whitebridge Pet Brands acquisition in the nine-month period ended February 23, 2025, compared to $1 million of transaction costs in the same period last year. We also recorded $7 million of integration costs related to the fiscal 2025 acquisition of Whitebridge Pet Brands and the fiscal 2024 acquisition of a pet food business in Europe in the nine-month period ended February 23, 2025. In the nine-month period ended February 25, 2024, we recorded $31 million of net recoveries related to a voluntary recall on certain Häagen-Dazs ice cream products in fiscal 2023. We recorded $5 million of net losses related to valuation adjustments on certain corporate investments in the nine-month period ended February 23, 2025, compared to $25 million of net losses in the same period of fiscal 2024. In addition, certain compensation and benefit related expenses decreased in the nine-month period ended February 23, 2025, compared to the same period in fiscal 2024. We recorded $1 million of restructuring charges and an immaterial amount of restructuring initiative project-related costs in cost of sales in the nine-month period ended February 23, 2025, compared to $17 million of restructuring charges and $2 million of restructuring initiative project-related costs in cost of sales in the same period last year.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 23, 2025	Feb. 25, 2024	Feb. 23, 2025	Feb. 25, 2024
Net earnings attributable to General Mills	$625.6	$670.1	$2,001.2	$1,939.1

Average number of common shares – basic EPS	552.6	569.5	556.6	578.6
Incremental share effect from: (a)
Stock options	1.0	1.3	1.4	1.8
Restricted stock units and performance share units	1.4	2.0	1.8	2.1

Average number of common shares – diluted EPS	555.0	572.8	559.8	582.5

Earnings per share – basic	$1.14	$1.18	$3.60	$3.35
Earnings per share – diluted	$1.12	$1.17	$3.57	$3.33

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the third quarter of fiscal 2025 was 19.8 percent compared to 18.5 percent for the third quarter of fiscal 2024. The 1.3 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025. Our effective tax rate excluding certain items affecting comparability was 21.0 percent in the third quarter of fiscal 2025, compared to 18.4 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 2.6 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025.

The effective tax rate for the nine-month period ended February 23, 2025, was 20.5 percent compared to 19.5 percent in the same period last year. The 1.0 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025. Our effective tax rate excluding certain items affecting comparability was 20.9 percent in the nine-month period ended February 23, 2025, compared to 20.1 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.8 percentage point increase is primarily due to certain nonrecurring discrete tax benefits in fiscal 2024, partially offset by favorable earnings mix by jurisdiction in fiscal 2025.

(7)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors, and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2025 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and the timing of acquisitions and divestitures throughout fiscal 2025. The unavailable information could have a significant impact on our fiscal 2025 GAAP financial results.

For fiscal 2025, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures will have no material impact to net sales growth and restructuring charges to be immaterial.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestiture gain

Divestiture gain related to the sale of our Canada yogurt business in fiscal 2025. Please see Note 2.

Transaction costs

Fiscal 2025 transaction costs related to the definitive agreements to sell our North American yogurt businesses and the Whitebridge Pet Brands acquisition. Immaterial transaction costs incurred in fiscal 2024. Please see Note 2.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Acquisition integration costs

Integration costs related to the Whitebridge Pet Brands acquisition and the acquisition of a pet food business in Europe recorded in fiscal 2025. Integration costs primarily resulting from the acquisition of TNT Crust recorded in fiscal 2024. Please see Note 2.

Investment activity, net

Valuation adjustments of certain corporate investments in fiscal 2025 and fiscal 2024. Please see Note 4.

Restructuring (recoveries) charges and project-related costs

Restructuring (recoveries) charges and project-related costs related to previously announced restructuring actions recorded in fiscal 2025 and fiscal 2024. Please see Note 3.

Goodwill impairment

Non-cash goodwill impairment charge related to our Latin America reporting unit in fiscal 2024. Please see Note 3.

Product recall, net

Costs related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products recorded in fiscal 2024, net of recoveries.

CPW asset impairment

Our share of impairment charges related to certain long-lived assets recorded in fiscal 2025.

Adjusted Operating Profit Growth and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Nine-Month Period Ended
	Feb. 23, 2025	Feb. 25, 2024	Change	Feb. 23, 2025	Feb. 25, 2024	Change
Operating profit as reported	$891.4	$910.7	(2)%	$2,800.8	$2,652.5	6%
Divestiture gain	(95.9)	—		(95.9)	—
Transaction costs	24.0	—		32.9	0.6
Mark-to-market effects	(23.2)	25.7		(23.8)	5.9
Acquisition integration costs	3.3	—		7.2	0.2
Investment activity, net	1.7	2.7		4.9	25.2
Restructuring (recoveries) charges	(0.6)	5.9		3.6	30.5
Project-related costs	0.2	0.5		0.4	1.6
Goodwill impairment	—	—		—	117.1
Product recall, net	—	(31.1)		—	(30.7)

Adjusted operating profit	$800.8	$914.5	(12)%	$2,730.1	$2,802.9	(3)%

Foreign currency exchange impact			Flat			Flat

Adjusted operating profit growth, on a constant-currency basis			(13)%			(3)%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Nine-Month Period Ended
Per Share Data	Feb. 23, 2025	Feb. 25, 2024	Change	Feb. 23, 2025	Feb. 25, 2024	Change
Diluted earnings per share, as reported	$1.12	$1.17	(4)%	$3.57	$3.33	7%
Divestiture gain	(0.15)	—		(0.15)	—
Transaction costs	0.03	—		0.04	—
Mark-to-market effects	(0.03)	0.04		(0.03)	0.01
Acquisition integration costs	—	—		0.01	—
Investment activity, net	0.01	—		0.01	0.03
CPW asset impairment	0.01	—		0.01	—
Restructuring charges	—	0.01		0.01	0.04
Goodwill impairment	—	—		—	0.14
Product recall, net	—	(0.04)		—	(0.04)

Adjusted diluted earnings per share	$1.00	$1.17	(15)%	$3.47	$3.51	(1)%

Foreign currency exchange impact			1pt			Flat

Adjusted diluted earnings per share growth, on a constant-currency basis			(15)%			(1)%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Feb. 23, 2025		Feb. 25, 2024
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,639.1	33.9%	$1,707.4	33.5%
Mark-to-market effects	(23.2)	(0.5)%	25.7	0.5%
Restructuring charges	0.2	—%	0.1	—%
Project-related costs	0.2	—%	0.5	—%
Product recall, net	—	—%	(0.1)	—%

Adjusted gross margin	$1,616.3	33.4%	$1,733.6	34.0%

Operating profit as reported	$891.4	18.4%	$910.7	17.9%
Divestiture gain	(95.9)	(2.0)%	—	—%
Transaction costs	24.0	0.5%	—	—%
Mark-to-market effects	(23.2)	(0.5)%	25.7	0.5%
Acquisition integration costs	3.3	0.1%	—	—%
Investment activity, net	1.7	—%	2.7	0.1%
Restructuring (recoveries) charges	(0.6)	—%	5.9	0.1%
Project-related costs	0.2	—%	0.5	—%
Product recall, net	—	—%	(31.1)	(0.6)%

Adjusted operating profit	$800.8	16.5%	$914.5	17.9%

Net earnings attributable to General Mills as reported	$625.6	12.9%	$670.1	13.1%
Divestiture gain, net of tax (b)	(84.8)	(1.8)%	—	—%
Transaction costs, net of tax (b)	18.5	0.4%	—	—%
Mark-to-market effects, net of tax (b)	(17.8)	(0.4)%	19.9	0.4%
CPW asset impairment	6.4	0.1%	0.3	—%
Acquisition integration costs, net of tax (b)	2.5	0.1%	—	—%
Investment activity, net, net of tax (b)	1.2	—%	0.5	—%
Restructuring (recoveries) charges, net of tax (b)	(0.4)	—%	6.9	0.1%
Project-related costs, net of tax (b)	0.1	—%	0.3	—%
Product recall, net, net of tax (b)	—	—%	(23.9)	(0.5)%

Adjusted net earnings attributable to General Mills	$551.3	11.4%	$674.0	13.2%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Nine-Month Period Ended
In Millions	Feb. 23, 2025		Feb. 25, 2024
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$5,259.0	35.2%	$5,243.8	34.6%
Mark-to-market effects	(23.8)	(0.2)%	5.9	—%
Restructuring charges	1.0	—%	17.0	0.1%
Project-related costs	0.4	—%	1.6	—%
Product recall, net	—	—%	(0.1)	—%

Adjusted gross margin	$5,236.7	35.1%	$5,268.2	34.8%

Operating profit as reported	$2,800.8	18.8%	$2,652.5	17.5%
Divestiture gain	(95.9)	(0.6)%	—	—%
Transaction costs	32.9	0.2%	0.6	—%
Mark-to-market effects	(23.8)	(0.2)%	5.9	—%
Acquisition integration costs	7.2	—%	0.2	—%
Investment activity, net	4.9	—%	25.2	0.2%
Restructuring charges	3.6	—%	30.5	0.2%
Project-related costs	0.4	—%	1.6	—%
Goodwill impairment	—	—%	117.1	0.8%
Product recall, net	—	—%	(30.7)	(0.2)%

Adjusted operating profit	$2,730.1	18.3%	$2,802.9	18.5%

Net earnings attributable to General Mills as reported	$2,001.2	13.4%	$1,939.1	12.8%
Divestiture gain, net of tax (b)	(84.8)	(0.6)%	—	—%
Transaction costs, net of tax (b)	25.4	0.2%	0.6	—%
Mark-to-market effects, net of tax (b)	(18.3)	(0.1)%	4.6	—%
CPW asset impairment	6.6	—%	2.0	—%
Acquisition integration costs, net of tax (b)	5.5	—%	0.2	—%
Investment activity, net, net of tax (b)	3.7	—%	17.7	0.1%
Restructuring charges, net of tax (b)	2.8	—%	22.4	0.1%
Project-related costs, net of tax (b)	0.3	—%	1.0	—%
Goodwill impairment, net of tax (b)	—	—%	82.4	0.5%
Product recall, net, net of tax (b)	—	—%	(23.6)	(0.2)%

Adjusted net earnings attributable to General Mills	$1,942.4	13.0%	$2,046.4	13.5%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Feb. 23, 2025
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(14)%	Flat		(14)%
International	(1)%	19	pts	(20)%
North America Pet	(20)%	Flat		(20)%
North America Foodservice	1%	Flat		1%

Total segment operating profit	(13)%	Flat		(13)%

	Nine-Month Period Ended Feb. 23, 2025
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(6)%	Flat		(6)%
International	(39)%	11	pts	(50)%
North America Pet	6%	Flat		6%
North America Foodservice	15%	Flat		15%

Total segment operating profit	(5)	Flat		(5)%

Note: Table may not foot due to rounding.

Net Sales Growth Rates for our Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to underlying performance of our Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Feb. 23, 2025	(19)%	(5	) pts	(14)%
Nine-Month Period Ended Feb. 23, 2025	(7)%	(3	) pts	(4)%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 23, 2025		Feb. 25, 2024		Feb. 23, 2025		Feb. 25, 2024
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$769.0	$152.4	$807.6	$149.3	$2,457.9	$504.6	$2,351.7	$458.5
Divestiture gain	(95.9)	(11.1)	—	—	(95.9)	(11.1)	—	—
Transaction costs	24.0	5.6	—	—	32.9	7.6	0.6	—
Mark-to-market effects	(23.2)	(5.4)	25.7	6.0	(23.8)	(5.5)	5.9	1.4
Acquisition integration costs	3.3	0.7	—	—	7.2	1.6	0.2	0.1
Investment activity, net	1.7	0.4	2.7	2.2	4.9	1.1	25.2	7.4
Restructuring (recoveries) charges	(0.6)	(0.1)	5.9	(1.2)	3.6	0.9	30.5	8.0
Project-related costs	0.2	—	0.5	0.1	0.4	0.1	1.6	0.5
Goodwill impairment	—	—	—	—	—	—	117.1	34.7
Product recall, net	—	—	(31.1)	(7.2)	—	—	(30.7)	(7.1)

As adjusted	$678.4	$142.5	$811.3	$149.4	$2,387.2	$499.4	$2,502.1	$503.6

Effective tax rate:
As reported		19.8%		18.5%		20.5%		19.5%
As adjusted		21.0%		18.4%		20.9%		20.1%

Sum of adjustments to income taxes		$(9.9)		$0.1		$(5.2)		$45.1

Average number of common shares - diluted EPS		555.0		572.8		559.8		582.5

Impact of income tax adjustments on adjusted diluted EPS		$0.02		$—		$0.01		$(0.08)

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.